State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 05/15/2007 FILED 08:00 AM 05/15/2007 SRV 070564051 - 3493450 FILE

STATE OF DELAWARE
ARTICLES of AMENDMENT of
ARTICLES of INCORPORATION
of PEGASUS TEL, INC.

Pegasus Tel, Inc. (the “Corporation”) a corporation organized and existing under and by virtue of the Delaware Statues does hereby certify:

FIRST:  That the Board of Directors of the Corporation, by a majority written consent of its Directors, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Articles of Incorporation of the Corporation:

RESOLVED that the Articles of Incorporation of the Corporation be amended by changing where inconsistent, and supplementing to, Article IV of the Amended and Restated Articles of Incorporation as follows:

ARTICLE IV

Article IV of the Amended and Restated Articles of Incorporation of the Corporation is to be amended to add the following immediately after the present Section (1) thereof (which sets forth the number and par value of the Corporation’s authorized capital stock, none of which is being amended):

“Effective 12:01 a.m. on May 8, 2007 (the “Effective Time”), each on (1) share of Common Stock shall be automatically split into five thousand one hundred (5,100) shares of Common Stock of the Corporation. No fractional shares or script representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded up to the nearest whole share.”

SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, a majority of the holders of the Corporation’s Common Stock have given their written consent to said amendment in accordance with the provisions of Sections 228 and 141(f) of the Delaware General Corporation Law, and the By-Laws of the Corporation, and without a formal meeting in accordance with Delaware Law, to every stockholder entitled to such a notice.

THIRD: That the foregoing amendment of the Articles of Incorporation was duly adopted in accordance with the applicable provisions of Delaware General Corporation Law.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment to be executed on this 7th day of May, 2007.

PEGASUS TEL, INC. By: /s/ CARL WORBOYS Carl E. Worboys President